EXHIBIT 99.1

Predictive Oncology Reports Year End 2022 Financial Results and Provides Business Update

EAGAN, Minn., March 21, 2023 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (Nasdaq: POAI), a science-driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, Clinical Laboratory Improvement Amendments (CLIA) laboratory and Good Manufacturing Practices (GMP) facility, to accelerate oncology drug discovery and enable drug development, today reported financial and operating results for the year ended December 31, 2022, and provided a corporate update. The company reported a net loss of $25.7 million on total net revenue of $1.5 million for the full year.

2022 Highlights:

  Successfully completed Discovery 21, establishing proof-of-concept for the PEDAL™ drug discovery platform and validating the Company’s commercial platform.
  Effective March 16, 2023, Predictive Oncology and Cancer Research Horizons, world’s largest private funder of cancer research, have partnered to drive the development of oncology drugs utilizing Predictive Oncology’s PEDAL™ platform that pairs AI with the world’s largest biobank of tumor samples.
  Predictive Oncology and Cvergenx announce partnership to develop the first-ever genomics-based approach to precision radiation therapy and drug discovery using artificial intelligence.
  Launched the Accelerating Compound Exploration (ACE) program to partner with academic and research institutions to advance their drug discovery initiatives.
  Company names seasoned biotechnology and bioinformatics industry veteran Raymond F. Vennare as Chief Executive Officer and Chairman of the Board, effective November 1, 2022.
  Appointed Pamela Bush, Ph.D., MBA, as Chief Business Officer (CBO) to lead the company’s business development, partnering and growth initiatives.
  Engaged LifeSci Advisors, the largest integrated investor relations firm in healthcare and the life sciences with global operations across North America, Europe, and Israel, to raise awareness among all Wall Street constituents, including leading life sciences analysts and institutional investors.
  Engaged DLA Piper, a global law firm with deep expertise in IP, life sciences and artificial intelligence.
  Expanded Board to include two leading business, legal and life sciences experts: David S. Smith J.D., a life sciences and intellectual property attorney and leading authority on the legal issues surrounding the therapeutic use of human tissue and cells and, Matthew Hawryluk, Ph.D./M.B.A., E.V.P. and CBO of Gritsone bio, and former V.P. of Corporate and Business Development for Foundation Medicine
  World-class Scientific Advisory Board (SAB) established to guide the company’s scientific initiatives and growth strategy and announced the appointments of genomics, molecular biology, biochemistry and bioengineering expert Marc Malandro, Ph.D., and machine learning and analytics pioneer Robert F. Murphy, Ph.D.
  Added GMP manufacturing capabilities.

“I assumed the role of Chief Executive Officer of Predictive Oncology because, as a Board member, I was able to see first-hand the untapped potential of the company’s assets, notably its proprietary PEDAL drug discovery engine, which leverages our proprietary artificial intelligence and machine learning capabilities to facilitate more efficient oncologic drug discovery and enable drug development,” said Raymond F. Vennare, Chief Executive Officer and Chairman of Predictive Oncology. “I believe PEDAL, together with our CLIA lab and vast biorepository of tumor samples and extensive library of pathology slides, represent a unique portfolio of tangible assets capable of delivering real value to biopharmaceutical and drug discovery and development companies, while refining and expanding our intellectual property portfolio. We are in the very early stages of tapping the potential of these assets, which we believe will not only benefit our partners and create sustained value for our shareholders but, ultimately, improve and extend the quality of life of cancer patients on a global scale.”

“I am confident that we are making the right decisions for the right reasons, and at the right time, to drive long-term growth for this Company,” Mr. Vennare concluded.

2022 Financial Summary:

  Concluded FY 2022 with $22.1 million in cash and cash equivalents compared to $28.2 million in the prior year period, and $21.8 million in Stockholders’ Equity compared to $40.3 million in 2021.
  Loss per common share for the year ended 2022 decreased to $0.35 from $0.36 for 2021.

FY 2022 Financial results

The consolidated reportable segments of Predictive Oncology recorded revenue of $1,505,459 in 2022, compared to $1,420,680 in 2021. Skyline division was responsible for the majority of the revenue, but zPREDICTA showed significant strength in its first full year, generating $352,379 for the year ended December 31, 2022. Our gross profit margin was stable at 66% in both 2021 and 2022.

Operations expense increased by $1,099,860 to $3,798,425 in 2022 compared to $2,698,565 in 2021. The increase in operations expense in 2022 was primarily due to higher payroll costs and higher costs associated with a full year of the expenses associated with the zPREDICTA division as well as some higher costs related to laboratory expenses as well as some increased costs related to laboratory expenses and higher headcount at our Helomics division. Sales and marketing expenses increased as well, growing to $1,358,907 in 2022 compared to $774,530 in 2021 driven by increased marketing and business development initiatives in the current year.

Net cash used in operating activities was $12,370,800 in 2022, a slight increase to net cash used of $12,208,929 in 2021, primarily due to increased cash operating losses as well as outflows related to payments on accounts payables and payments for inventories and other liabilities. Cash flows used in investing activities were $475,697 in 2022, and $10,607,536 in 2021. Cash flows used in investing activities in 2022 were primarily related to the purchases of fixed assets and maintaining intangibles. Cash flows used in investing activities in 2021 were primarily related to the acquisition of our zPREDICTA subsidiary.

Net cash provided by financing activities was $6,715,405 in 2022 compared to net cash provided of $50,340,748 in 2021. Cash flows provided by financing activities in 2022 were primarily due from proceeds from the issuance of common stock and warrants of $6,507,050 during the first half of 2022. Cash flows provided by financing activities in 2021 were primarily due from proceeds from the issuance of common stock and warrants of $50,523,527 and proceeds from the exercise of warrants into common stock of $4,513,871, offset by repayment of debt and payment penalties of $5,236,214.

During the year ended December 31, 2022, we recorded an impairment of goodwill of $7,231,093 for the full impairment of the goodwill acquired at the acquisition of zPREDICTA in 2021. We recorded a full impairment of the zPREDICTA acquired intangible assets of $3,349,375. During the year ended December 31, 2022, we also impaired certain tangible fixed assets by $185,469 based on our annual review.

We incurred net losses of $25,737,634 and $19,657,174 for the years ended December 31, 2022, and December 31, 2021, respectively. As of December 31, 2022, and December 31, 2021, we had an accumulated deficit of $153,777,916 and $128,040,282, respectively.

About Predictive Oncology Inc.

As a science-driven company on the leading edge of oncology drug discovery, Predictive Oncology (NASDAQ: POAI) offers an unrivaled suite of solutions for the biopharma industry. Through the integration of scientific rigor and machine learning, the company has developed the ability to advance molecules into medicine more confidently by introducing human diversity earlier into the discovery process with the pairing of artificial intelligence and the world’s largest privately held biobank of over 150K tumor samples. Predictive Oncology’s solutions additionally include tumor models, biologics development, formulation design, a GMP facility, a CLIA laboratory and substantial scientific domain expertise.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Tim McCarthy, CFA
LifeSci Advisors, LLC
tim@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$22,071,523	$28,202,615
Accounts Receivable	331,196	354,196
Inventories	430,493	387,684
Prepaid Expense and Other Assets	526,801	513,778
Total Current Assets	23,360,013	29,458,273

Fixed Assets, net	1,833,255	2,511,571
Intangibles, net	253,865	3,962,118
Operating Lease Right-of-Use Assets	211,893	814,454
Other Long-Term Assets	75,618	167,065
Goodwill	-	6,857,790
Total Assets	$25,734,644	$43,771,271

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$943,452	$1,021,774
Accrued Expenses and other liabilities	2,229,075	1,262,641
Derivative Liability	13,833	129,480
Contract Liabilities	602,073	186,951
Operating Lease Liability – Net of Long-Term Portion	94,237	639,662
Total Current Liabilities	3,882,670	3,240,508

Other Long Term Liabilities	-	25,415
Operating Lease Liability, long-term portion	86,082	239,664
Total Liabilities	3,968,752	3,505,587
Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below	-	-
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 authorized, 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 200,000,000 authorized, 78,762,701 and 65,614,597 outstanding	787,627	656,146
Additional Paid-in Capital	174,755,389	167,649,028
Accumulated Deficit	(153,777,916)	(128,040,282)
Total Stockholders' Equity	21,765,892	40,265,684

Total Liabilities and Stockholders' Equity	$25,734,644	$43,771,271

PREDICTIVE ONCOLOGY INC.
CONSOLIDATED STATEMENTS OF NET LOSS

	Year Ended December 31,
	2022	2021
Revenue	$1,505,459	$1,420,680
Cost of goods sold	505,107	487,024
Gross profit	1,000,352	933,656
General and administrative expense	11,110,735	10,932,125
Operations expense	3,798,425	2,698,565
Sales and marketing expense	1,358,907	774,530
Loss on goodwill impairment	7,231,093	2,813,792
Loss on impairment intangibles	3,349,375	2,893,548
Loss on impairment of tangible fixed assets	185,469	1,249,727
Total operating loss	(26,033,652)	(20,428,631)
Other income	185,646	184,528
Other expense	(5,275)	(239,631)
Gain on derivative instruments	115,647	164,902
Loss before income tax benefit	$(25,737,634)	$(20,318,832)
Income tax benefit	-	(661,658)
Net loss	$(25,737,634)	$(19,657,174)

Loss per common share - basic and diluted	$(0.35)	$(0.35)

Weighted average shares used in computation - basic and diluted	72,997,987	54,876,044